EXHIBIT 99.1

ChinaCast Education Corporation Signs Definitive Agreement for the Acquisition of the Foreign Trade and Business College of Chongqing Normal University

Acquisition Positions Company to be a Leading Player in the China For-Profit, Post-Secondary Education Sector

BEIJING, Feb. 12, 2008 (PRIME NEWSWIRE) -- ChinaCast Education Corporation ("ChinaCast" or the "Company") (Nasdaq:CAST), one of the leading e-learning and training services providers in China, is pleased to announce the signing of a definitive agreement for the acquisition of an 80% controlling interest in the Foreign Trade & Business College ("FTBC") of Chongqing Normal University for a cash consideration of RMB 480 million (USD 65.75 million*). Based on the terms of the agreement, ChinaCast will pay 50% of the consideration within 8 days of signing in return for 80% of the outstanding shares of the holding company of FTBC. An additional 45% of the consideration will be paid by ChinaCast within 30 days and the remaining 5% on August 8, 2008.

ChinaCast had announced on December 4, 2007, that it had reached a preliminary agreement with the owners of the FTBC to acquire this stake. In the weeks since then, a satisfactory due diligence exercise, a full U.S. GAAP audit and final regulatory approvals have been completed.

The college is an independent, for-profit, private university affiliated with Chongqing Normal University. It is located in the southwest city of Chongqing, China's largest municipality in population and in area. Chongqing has a population of 31 million and the adjacent province, Sichuan, has a population of 82 million.

FTBC offers four-year bachelor's degree and two-year diploma programs in finance, economics, trade, tourism, advertising, IT, music and foreign languages, all of which are fully accredited by the Ministry of Education. FTBC's campus has over 132 acres of land and over 900 faculty and staff.

For the academic year starting September 2007, the college had over 10,000 students enrolled. Assuming the student level remains unchanged for the 2008 academic year, the college has forecasted its fiscal 2008 revenue under U.S. GAAP to be RMB 113 million (USD 15.48 million*) and net profit before tax to be RMB 49.3 million (USD 6.75 million*). FTBC has an on-campus student capacity of 15,000 students which it is anticipated to reach as early as 2011.

Ron Chan, ChinaCast Chairman and CEO, said, "We believe that the acquisition of our first university is a major step in our strategy to become a leader in the emerging for-profit, post-secondary education sector in China. We plan to grow the university's offerings by increasing degree and non-degree courses and by leveraging our nationwide e-learning network. We are very pleased that that we will be able to close the acquisition so as to be accretive to our first quarter financials. We look forward to closing additional university deals in the future to further broaden our curriculum and geographic coverage."

As previously stated in the company's third quarter 2007 earnings press release, for the full year ending December 31, 2007, the company expects total revenue to be in the range of RMB 187.5 million (USD 25.0 million**) to RMB 195.0 million (USD 26.0 million**) and net income, excluding share-based compensation expenses, to be in the range of RMB 52.5 million (USD 7.0 million**) to RMB 56.3 million (USD 7.5 million**).

About ChinaCast Education Corporation

Established in 1999 with offices in Beijing and Shanghai, ChinaCast is one of the PRC's leading publicly listed e-learning and private education service providers. The Company provides its education services in three main education segments: post-secondary, K-12 and vocational/career. These services include interactive distance learning applications, multimedia education content delivery and vocational/career training courses. The company is listed on the NASDAQ Global Market Exchange with the ticker symbol CAST.

Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements express our current expectations or forecasts of possible future results or events, including projections of future performance, statements of management's plans and objectives, future contracts, and forecasts of trends and other matters. These projections, expectations and trends are dependent on certain risks and uncertainties including such factors, among others, as growth in demand for education services, smooth and timely implementation of new training centers and other risk factors listed in the company's Annual Report on Form 10KSB for the fiscal year ended December 31, 2006. Forward-looking statements speak only as of the date of this filing, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. You can identify these statements by the fact that they do not relate strictly to historic or current facts and often use words such as "anticipate", "estimate", "expect", "believe," "will likely result," "outlook," "project" and other words and expressions of similar meaning. No assurance can be given that the results in any forward-looking statements will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

* 2008 Exchange Rate Used (RMB 7.3=USD 1.0)

** 2007 Exchange Rate Used (RMB 7.5=USD 1.0)

CONTACT:  ChinaCast Education Corporation
          Michael J. Santos, Chief Marketing Officer &
           Investor Relations Officer
          (86-10) 6566-7788
          mjsantos@chinacasteducation.com
          www.chinacasteducation.com
          15/F Ruoy Chai Building, No. 8 Yong An-Dongli,
          Jianguomenwai Avenue
          Beijing 100022, PRC

          Advanced Investor Relations, L.L.C.
          U.S. Investor Relations Contact:
          Miranda Weeks
          (703) 485-6067
          miranda@advancedinvestorrelations.com